UNITED STATES

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The RBB Fund, Inc.

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ABBEY CAPITAL MULTI ASSET FUND

(INVESTMENT PORTFOLIO OF THE RBB FUND, INC.)

615 East Michigan Street

Milwaukee, WI 53202

June 28, 2024

Dear Shareholder:

This letter is being provided to shareholders of the Abbey Capital Multi Asset Fund (the “Fund”), a portfolio of The RBB Fund, Inc. (the “Company”), to notify shareholders of new trading advisory agreements with two new trading advisers.

Abbey Capital Limited (“Abbey Capital” or the “Adviser”) and the Company are required to furnish shareholders with information about new trading advisers and trading advisory agreements. This notification is a condition of an exemptive order that Abbey Capital and the Company received from the Securities and Exchange Commission permitting Abbey Capital, as the Fund’s investment adviser, to hire new trading advisers or make changes to existing trading advisory agreements with the approval of the Company’s Board of Directors, but without obtaining approval of the Fund’s shareholders.

The enclosed “Information Statement” provides information relating to the approval of new trading advisory agreements with two new trading advisers to the Fund. The approval of the new trading advisory agreements as described in the Information Statement does not require shareholder approval.

Please take a few minutes to review the attached materials. Thank you for your investment in the Abbey Capital Multi Asset Fund.

Best regards,

Steven Plump

President

The RBB Fund, Inc., on behalf of the Abbey Capital Multi Asset Fund

IMPORTANT NOTICE REGARDING THE
AVAILABILITY OF THE INFORMATION STATEMENT

The Information Statement is available at www.abbeycapital.com

ABBEY CAPITAL MULTI ASSET FUND

(INVESTMENT PORTFOLIO OF THE RBB FUND, INC.)

615 East Michigan Street

Milwaukee, WI 53202

INFORMATION STATEMENT

June 28, 2024

This Information Statement is being provided to the shareholders of the Abbey Capital Multi Asset Fund (the “Fund”), a portfolio of The RBB Fund, Inc. (the “Company”), to provide information regarding (i) a new trading advisory agreement among Abbey Capital Limited (“Abbey Capital” or the “Adviser”), Winton Capital Management Limited (“Winton”), ACMAF Onshore Series LLC, (the “Onshore Subsidiary”) a wholly-owned and controlled subsidiary of the Fund organized as a Delaware series limited liability company, and ACMAF Offshore SPC (the “SPC” and, together with the Onshore Subsidiary, the “Subsidiaries”), a wholly-owned and controlled indirect subsidiary of the Fund organized as a Segregated Portfolio Company incorporated under the laws of the Cayman Islands and (ii) a new trading advisory agreement among Abbey Capital, Graham Capital Management, L.P. (“Graham”), and each of the Subsidiaries.

THIS INFORMATION STATEMENT DOES NOT RELATE TO A MEETING OF THE FUND’S SHAREHOLDERS OR TO ANY ACTION BY SHAREHOLDERS. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Background

The Company is an open-end management investment company organized as a corporation under the laws of the State of Maryland. The Company currently consists of 66 separate portfolio series, including the Fund.

The Fund seeks to provide long-term capital appreciation; with current income as a secondary objective. The Fund seeks to achieve its investment objective by allocating its assets among a “Managed Futures” strategy, a “Long U.S. Equity” strategy and a “Fixed Income” strategy. The Managed Futures strategy is achieved by the Fund investing in managed futures investments, including (i) options, (ii) futures, (iii) forwards, (iv) spot contracts, or (v) swaps, including total return swaps, each of which may be tied to (i) commodities, (ii) financial indices and instruments, (iii) foreign currencies, or (iv) equity indices (the “Futures Portfolio”). The Fund may make some or all of its investments in the Futures Portfolio through the Subsidiaries and may invest up to 25% of its total assets in each of the SPC and the Onshore Subsidiary. The Adviser will allocate assets of each of the SPC and the Onshore Subsidiary to multiple Managed Futures portfolios (the “Segregated Portfolios”) that include investment styles or sub-strategies such as (i) trend following, (ii) discretionary, fundamentals-based investing with a focus on macroeconomic analysis, (iii) strategies that pursue both fundamental and technical trading approaches, (iv) other specialized approaches to specific or individual market sectors such as equities, interest rates, metals, agricultural and soft commodities, and (v) systematic trading strategies which incorporate technical and fundamental variables.

The Managed Futures strategy investments are designed to achieve capital appreciation in the financial and commodities futures markets. The Adviser allocates a portion of the assets of the SPC and the Onshore Subsidiary to one or more trading advisers (“Trading Advisers”) to manage in percentages determined at the discretion of the Adviser. Each Trading Adviser will manage one or more of its own Segregated Portfolios. All commodities futures and commodities-related investments will be made in the Segregated Portfolios of the SPC. Each current Trading Adviser is registered with the U.S. Commodity Futures Trading Commission (the “CFTC”) as a Commodity Trading Advisor (“CTA”). Trading Advisers that are not registered with the Securities and Exchange Commission (the “SEC”) as investment advisers provide advice only regarding matters that do not involve securities. The trading strategies employ several different trading styles using different research and trading methodologies, in a wide range of global financial and commodity markets operating over multiple time frames. Trading Advisers may use discretionary approaches aimed at identifying value investments and turning points in trends. The Fund invests in U.S. and non-U.S. markets and in developed and emerging markets.

In addition to Winton and Graham, the Fund’s Trading Advisers consist of the following existing Trading Advisers: Aspect Capital Limited; Crabel Capital Management, LLC, Eclipse Capital Management, Inc.; Revolution Capital Management, LLC; Tudor Investment Corporation; and Welton Investment Partners LLC.

The Long U.S. Equity strategy is achieved by the Adviser targeting an allocation of approximately 50% of the Fund’s total assets in a portfolio of one or more U.S. equity index futures (the “Equity Portfolio”). The Adviser will monitor the percentage of the Fund’s total assets that form the Equity Portfolio on a daily basis. The Adviser establishes “rebalancing thresholds” so that if at any time the percentage of the Fund’s total assets invested in the Equity Portfolio is above or below the target allocation of approximately 50% by a specific amount, then the Adviser seeks to rebalance the Equity Portfolio back towards its target allocation of approximately 50%. Such rebalancing thresholds will be determined by the Adviser and may be subject to change from time to time.

As part of the Long U.S. Equity strategy, the Fund may invest in all types of equity and equity-related securities, including without limitation exchange-traded and over-the-counter common and preferred stocks, futures, warrants, options, rights, convertible securities, sponsored and unsponsored depositary receipts and shares, trust certificates, participatory notes, limited partnership interests, and shares of other investment companies (including exchanged-traded funds) and real estate investment trusts. The Fund may also participate as a purchaser in initial public offerings of securities, a company’s first offering of stock to the public.

The Fixed Income strategy invests the Fund’s assets primarily in investment grade fixed income securities (of all durations and maturities) in order to generate interest income and capital appreciation, which may add diversification to the returns generated by the Fund’s Managed Futures and Long U.S. Equity strategies. The level of the Fund’s assets invested in the Fixed Income Strategy will be managed and rebalanced pursuant to thresholds determined by the Adviser, which may be subject to change from time to time. In line with these thresholds, any proceeds of maturing fixed income securities will be substantially reinvested into additional fixed income securities.

The Adviser has entered into a trading advisory agreement with each Trading Adviser to manage a portion of the Fund’s Futures Portfolio. Each Trading Adviser makes investment decisions for the assets it has been allocated to manage. The Adviser oversees the Trading Advisers for compliance with the Fund’s investment objective, policies, strategies and restrictions, and monitors each Trading Adviser’s adherence to its investment style. The Board of Directors (the “Board”) supervises the Adviser and the Trading Advisers, establishes policies that they must follow in their management activities, and oversees the hiring, termination and replacement of Trading Advisers recommended by the Adviser.

Not all of the Trading Advisers listed may be actively managing the Fund’s or the Subsidiaries’ assets at all times. Subject to the oversight of the Board, the Adviser may temporarily allocate assets away from a Trading Adviser. Situations in which the Adviser may make such a determination include changes in the level of assets in the Fund, changes to the Adviser’s view of the Trading Adviser’s current opportunities, changes in a Trading Adviser’s personnel or a Trading Adviser’s adherence to an investment strategy.

The Fund is managed by the Adviser and one or more Trading Advisers unaffiliated with the Adviser. The Adviser also has the ultimate responsibility to oversee the Trading Advisers, and to recommend their hiring, termination, and replacement, subject to approval by the Board. The Fund compensates the Adviser for its services at the annual rate of 1.77% of its average annual net assets, payable on a monthly basis in arrears. The Adviser compensates the Trading Advisers out of the advisory fee that it receives from the Fund.

The Fund has registered three classes of shares: Class I Shares, Class A Shares and Class C Shares. The Adviser has contractually agreed to waive its advisory fee and/or reimburse expenses in order to limit Total Annual Fund Operating Expenses (excluding certain items discussed below) to 1.79%, 2.04% and 2.79% of the Fund’s average daily net assets attributable to Class I Shares, Class A Shares and Class C Shares, respectively. In determining the Adviser’s obligation to waive advisory fees and/or reimburse expenses, the following expenses are not taken into account and could cause net Total Annual Fund Operating Expenses to exceed 1.79%, 2.04% or 2.79%, as applicable: acquired fund fees and expenses, brokerage commissions, extraordinary items, interest or taxes. This contractual limitation is in effect until December 31, 2024 for Class I Shares, Class A Shares and Class C Shares, and may not be terminated prior to that date without the approval of the Board. If at any time the Fund’s Total Annual Fund Operating Expenses (not including acquired fund fees and expenses, brokerage commissions, extraordinary items, interest or taxes) for a year are less than 1.79%, 2.04% and 2.79%, as applicable, the Adviser may recoup any waived or reimbursed amounts from the Fund within three years from the date on which such waiver or reimbursement was made by the Adviser, provided such reimbursement does not cause the Fund to exceed expense limitations that were in effect at the time of the waiver or reimbursement.

Winton Capital Management Limited and the Winton Agreement

At a regular meeting of the Board held on February 12-13, 2024, the directors, including a majority of those directors who are not “interested persons” of the Company (as such term is defined in the Investment Company Act of 1940, as amended (the “1940 Act”)) voting separately, approved a new trading advisory agreement among Abbey Capital, Winton, and the Subsidiaries (the “Winton Agreement”). The initial allocation of Fund assets to Winton occurred June 13, 2024.

The terms and conditions of the Winton Agreement are substantially the same as those of the existing trading advisory agreements with the Fund's other Trading Advisers, except that the fee rate to be paid to Winton under the Winton Agreement may differ from the fee rate charged by the Fund's other Trading Advisers pursuant to their respective trading advisory agreements with the Adviser. Under the Winton Agreement, Winton receives a fee from the Adviser to manage a portion of the assets of one or both of the Subsidiaries allocated to Winton by the Adviser (for this section only, the “Allocated Assets”). Such fee is paid by the Adviser and not by the Fund or the Subsidiaries out of the advisory fee paid by the Fund to the Adviser pursuant to the Advisory Agreement. The Fund would have paid the same amount of advisory fees had the Winton Agreement been in effect during the last fiscal year.

The Winton Agreement provides that Winton shall, subject to the supervision and oversight of the Adviser, trade the Allocated Assets on behalf of the Subsidiaries in accordance with the terms of the Winton Agreement and the Supplemental Trading Agreement entered into by the Adviser and Winton in relation to the Allocated Assets and in accordance with (i) the investment objective, policies and restrictions of the Subsidiaries and the Fund in relation to the Subsidiaries set forth in the Fund’s prospectus and statement of additional information, as they may be amended from time to time, any additional policies or guidelines, including without limitation compliance policies and procedures, established by the Adviser, the Fund’s Chief Compliance Officer, or by the Board, all of which have been furnished in writing to Winton, (ii) the reasonable written instructions received from the Adviser and the Fund as delivered; and (iii) all laws applicable to the Subsidiaries and Winton’s duties under this Agreement, all as may be in effect from time to time.

The Winton Agreement provides that, when executing transactions or placing orders with respect to a Subsidiary, Winton shall (except to the extent that it is following an specific instruction from the Adviser in relation to the execution of an order) owe the Subsidiary to take all sufficient steps to obtain the best possible result for such Subsidiary, taking into account the Execution Factors (as defined in the Handbook of Rules and Guidance from time to time promulgated by the Financial Conduct Authority of the United Kingdom and/or any successor body) that are relevant to the execution or placing of that order under the terms of Winton’s best execution policy as provided to the Subsidiaries and the Adviser from time to time. Winton further agrees to be aware of the position limits imposed on certain contracts by the CFTC or applicable contract market. If, at any time during the term of the Winton Agreement, Winton is required to aggregate positions of a Subsidiary with the positions of any other person for purposes of applying the CFTC or exchange imposed speculative position limits, Winton will promptly notify the Adviser if the Subsidiary’s positions are included in an aggregate amount which exceeds the applicable speculative position limit. If the speculative positions limits are reached in any contract, Winton will modify the trading of such Subsidiary and its other accounts in a reasonable and good faith effort to achieve an equitable treatment of all such accounts.

The Winton Agreement provides that it will continue in effect for an initial term ending August 16, 2025 and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the Board or by vote of a majority of the outstanding voting securities of the Fund, and (ii) by vote of a majority of the Directors of the Fund who are not interested persons of the Fund, the Adviser or Winton, cast in person at a meeting called for the purpose of voting on such approval. The Winton Agreement may be terminated without penalty by vote of the Board or by vote of a majority of the outstanding voting securities of the Fund upon 60 days' written notice to Winton, by Winton upon 60 days' written notice to the Fund and the Adviser, or by the Adviser immediately upon notice to Winton, and the Winton Agreement terminates automatically in the event of an assignment (as defined in the 1940 Act). The Winton Agreement also automatically terminates upon termination of the Advisory Agreement.

The Winton Agreement provides that Winton shall not be liable for any loss arising out of any services carried out under or in connection with the Winton Agreement, except a loss resulting from Winton’s material breach of the Winton Agreement or of its representations or warranties therein, or from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties thereunder, or violation of applicable law. Under no circumstances shall Winton be liable for any loss arising out of any act or omission taken by another trading adviser, or any other third party, in respect of any portion of the Fund’s assets not managed by Winton.

The Winton Agreement provides that Winton shall indemnify the Adviser, the Subsidiaries, and their respective affiliates and controlling persons (the “Adviser Indemnified Persons”) for any liability and expenses, including reasonable attorneys' fees, which the Adviser Indemnified Persons may sustain as a result of Winton’s material breach of the Winton Agreement or its representations or warranties therein or as a result of Winton’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties thereunder or violation of applicable law; provided, however, that the Adviser Indemnified Persons shall not be indemnified for any liability or expenses that may be sustained as a result of the Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties thereunder.

The Winton Agreement provides that the Adviser shall indemnify Winton, its affiliates and their respective controlling persons (the “Winton Indemnified Persons”) for any liability and expenses, including reasonable attorneys' fees, arising from, or in connection with, the Adviser's material breach of the Winton Agreement or its representations or warranties therein or as a result of the Adviser's willful misfeasance, bad faith, gross negligence, reckless disregard of its duties thereunder or violation of applicable law; provided, however, that Winton Indemnified Persons shall not be indemnified for any liability or expenses that may be sustained as a result of Winton’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties thereunder.

Information About Winton. Winton manages a portion of the Fund’s assets using the Winton Major Market Trend Strategy. Winton is incorporated under the laws of England and Wales and its registered office is at One Hooper’s Court, Knightsbridge, London SW3 1AF, United Kingdom. Winton is authorized and regulated by the UK Financial Conduct Authority and is registered as a CTA and commodity pool operator ("CPO") with the CFTC and is a member of the National Futures Association (the "NFA").

David Harding is the Founder and Executive Chair of Winton. David has been at the forefront of systematic investment management for more than 35 years. He has founded two successful investment management companies: the first, AHL, was sold to Man Group in 1994; he launched the second, Winton, in 1997. David’s philanthropic interests focus on funding scientific research and the communication of scientific ideas. In February 2019, David’s foundation gave $130 million to Cambridge University, part of which funds the Harding Distinguished Postgraduate Scholars Programme. Other notable gifts include donations to the Cavendish Laboratory, the Max Planck Institute in Berlin and the Science Museum in London. David and his wife Claudia are signatories of the Giving Pledge, a commitment to give away more than half their wealth during their lifetimes. David sits on the Advisory Board of the Royal Society, the University of Cambridge Development Board, and is an honorary Fellow of the Science Museum, and of St. Catharine’s College, Cambridge. A graduate of Cambridge University, David received a first-class Honours degree in natural sciences, specializing in theoretical physics.

Simon Judes is a Co-Chief Investment Officer of Winton. Simon leads Winton's investment management and research activities. He is a member of the firm’s executive management and investment committees. Joining Winton as a researcher in 2008, Simon has worked on projects ranging from developing new commodity, macro and equity trading strategies, to leading research into portfolio construction methods. He took over responsibility for Winton's core futures and forwards strategies in 2016 and has since led the design of standalone and bespoke implementations of Winton's CTA strategies. Simon has a first-class Honours degree in physics and philosophy from Oxford University, and a PhD in physics from Columbia University, with a thesis on string theory and cosmology.

Carsten Schmitz is a Co-Chief Investment Officer of Winton. Carsten leads Winton’s investment management and research activities. He is a member of Winton’s executive management and investment committees. Carsten joined Winton in 2008 as a researcher focused on the design of quantitative trading strategies. From 2012 Carsten was leading Winton’s Zurich research team, before moving back to London and being promoted to Head of Investment Strategy and subsequently Head of Research. Carsten earned a Diploma with distinction from RWTH Aachen in Germany and a PhD with distinction from the University of Zurich. For his PhD and postdoctoral position, Carsten worked at the DESY collider facility in Hamburg, analyzing data from high-energy particle collisions.

Joss Anstey is the Head of Investment Operations at Winton. Joss is responsible for Winton’s execution, middle office and treasury functions. He is a member of the firm’s executive management and investment committees. Joss has led the development of Winton’s execution and operational capabilities over the past decade as the firm has expanded its investment universe into a wider range of global equities, exchange-traded and OTC derivatives, and credit instruments. Joss joined Winton in 2012 from Société Générale as a foreign exchange trading specialist, before his appointment to Head of Execution in 2014. Joss holds a first-class degree in mathematics and an MSc with distinction in finance, both from Imperial College, London.

Nick Saunders is the Chief Operating Officer of Winton. Nick is responsible for all of Winton’s non-investment functions. He is a member of Winton’s executive management and investment committees and chairs the firm's ESG committee, which coordinates its corporate social responsibility efforts. Since joining Winton in 2011, Nick has overseen the build out of the investment infrastructure and technology needed to support the firm’s expansion into new asset classes, trading strategies, and bespoke client solutions. Prior to his appointment as Chief Operating Officer in 2017, Nick held senior leadership roles across Winton’s technology and investment operations teams, including Chief Information Officer and Head of Investment Operations. Before Winton, Nick was Co-Head of European Operations at Marshall Wace and received a BA Honours degree in geography from the University of Birmingham.

Principal Executive Officers and Directors. Set forth below is a list of each executive officer and director of Winton indicating position(s) held with Winton. The address of each individual is c/o Winton at the address noted above.

Name	Position(s) Held with Winton
David Harding	Founder and Executive Chair
Simon Judes	Co-Chief Investment Officer
Carsten Schmitz	Co-Chief Investment Officer
Nick Saunders	Director, Chief Operating Officer
Brigid Rentoul	Director, General Counsel
Adam Waghorn	Chief Compliance Officer

Other Advisory Clients. Winton also acts as investment sub-adviser to another registered investment company having a similar investment objective to that of the Fund.

Name of Fund*	Net Assets of Fund	Annual Rate of Sub-Advisory Fees	Net Expense Limits
Abbey Capital Futures Strategy Fund	$971.64MM as of June 14, 2024	Confidential

1.79% with respect to Class I shares, 2.04% with respect to Class A shares, 2.79% with respect to Class C shares, and 2.04% with respect to Class T shares of the fund’s average daily net assets (excluding acquired fund fees and expenses, brokerage commissions, extraordinary items, interest or taxes)

Board’s Considerations in Approving the Winton Agreement

In considering the approval of the Winton Agreement, the Board took into account all materials provided prior to and during the regular meeting of the Board held on February 12-13, 2024 (for this section only, the “Meeting”) and at other meetings throughout the past year, the presentations made during the Meeting, and the discussions held during the Meeting. The Directors reviewed these materials with management of Abbey Capital and discussed the Winton Agreement with counsel in executive sessions, at which no representatives of Abbey Capital or Winton were present. The Directors considered whether approval of the Winton Agreement would be in the best interests of the Fund and its shareholders and the overall fairness of the Winton Agreement. The Directors noted their familiarity with Winton given Winton’s current service as a Trading Adviser of the Abbey Capital Futures Strategy Fund, another series of the Company. Among other things, the Board considered (i) the nature, extent, and quality of services to be provided to the Fund by Winton; (ii) descriptions of the experience and qualifications of the personnel providing those services; (iii) Winton’s investment philosophies and processes; (iv) Winton’s assets under management and client descriptions; (v) Winton’s soft dollar commission and trade allocation policies; (vi) Winton’s advisory fee arrangements with the Company and other similarly managed clients, as applicable; (vii) Winton’s compliance procedures; and (viii) Winton’s financial information and insurance coverage.

The Board also considered the fees payable to Winton under the proposed Winton Agreement and the services to be provided by Winton. In this regard, the Board noted that the fees for Winton were payable by Abbey Capital.

After reviewing the information regarding Abbey Capital’s and Winton’s costs, profitability and economies of scale, and after considering the services to be provided by Winton, the Board concluded that the trading advisory fees to be paid by Abbey Capital to Winton were fair and reasonable, that the Winton Agreement was in the best interests of the Fund and its shareholders and did not involve a conflict of interest from which Abbey Capital would derive an inappropriate advantage, and that the Winton Agreement should be approved for an initial period ending August 16, 2025.

Graham Capital Management, L.P. and the Graham Agreement

At a regular meeting of the Board held on November 15-16, 2023, the directors, including a majority of those directors who are not “interested persons” of the Company (as such term is defined in the 1940 Act), approved a new trading advisory agreement among the Adviser, Graham, and the Subsidiaries (the “Graham Agreement”). The initial allocation of Fund assets to Graham occurred on April 4, 2024.

The terms and conditions of the Graham Agreement are substantially the same as those of the existing trading advisory agreements with the Fund's other Trading Advisers, except that the fee rate to be paid to Graham under the Graham Agreement may differ from the fee rate charged by the Fund's other Trading Advisers pursuant to their respective trading advisory agreements with the Adviser. Under the Graham Agreement, Graham receives a fee from the Adviser to manage a portion of the assets of one or both of the Subsidiaries allocated to Graham by the Adviser (for this section only, the “Allocated Assets”). Such fee is paid by the Adviser and not by the Fund or the Subsidiaries out of the advisory fee paid by the Fund to the Adviser pursuant to the Advisory Agreement. The Fund would have paid the same amount of advisory fees had the Graham Agreement been in effect during the last fiscal year.

The Graham Agreement provides that Graham, subject to the supervision and oversight of the Adviser, trade the Allocated Assets on behalf of the Subsidiaries, in accordance with the terms of the Graham Agreement and the Supplemental Trading Agreement entered into by the Adviser and Graham in relation to the Allocated Assets and in accordance with (i) all governmental, regulatory and self-regulatory laws, rules and regulations applicable to Graham; (ii) subject to Graham’s best execution and conflicts of interests policies as amended from time to time; (iii) with the care, skill, prudence and diligence that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims and, at a minimum, with the same care, skill, prudence and diligence that Graham uses in managing the assets of any other account or entity; and (iv) the investment objective, policies and restrictions of the Subsidiaries and the Fund in relation to the Subsidiaries set forth in the Fund’s prospectus and statement of additional information, as they may be amended from time to time, any additional policies or guidelines, including without limitation compliance policies and procedures, established by the Adviser, the Fund’s Chief Compliance Officer, or by the Fund’s Board that have been furnished in writing to Graham to the extent they do not conflict with the Supplemental Trading Agreement.

The Graham Agreement provides that Graham may, on occasions when it deems the purchase or sale of a commodity interest to be in the best interests of a Subsidiary as well as other fiduciary or agency accounts managed by Graham, aggregate, to the extent permitted by applicable laws and regulations, the commodity interests to be sold or purchased in order to obtain the best overall terms available. Graham further agrees to be aware of the position limits imposed on certain commodity interest contracts by the CFTC or applicable contract market. Graham currently believes and represents that such speculative limits will not materially affect its trading recommendations or strategy for the Fund or ACMAF given Graham’s current accounts and all proposed accounts for which Graham has a contract to act as a CTA.

The Graham Agreement provides that it will continue in effect for an initial term ending August 16, 2025, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the Board or by vote of a majority of the outstanding voting securities of the Fund, and (ii) by vote of a majority of the Directors of the Fund who are not interested persons of the Fund, the Adviser or Graham, cast in person at a meeting called for the purpose of voting on such approval. The Graham Agreement may be terminated without penalty by vote of the Board or by vote of a majority of the outstanding voting securities of the Fund upon 60 days' written notice to Graham, or by Graham upon 60 days' written notice to the Fund and the Adviser. The Graham Agreement also automatically terminates upon termination of the Advisory Agreement or in the event of an assignment (as defined in the 1940 Act).

The Graham Agreement provides that Graham shall not be liable for any loss arising out of any portfolio investment or disposition thereunder, except a loss resulting from Graham’s willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties thereunder. Under no circumstances shall Graham be liable for any loss arising out of any act or omission taken by another CTA, or any other third party, in respect of any portion of the Company’s assets not managed by Graham pursuant to the Graham Agreement.

The Graham Agreement provides that Graham shall indemnify the Adviser, the Subsidiaries, and their respective affiliates and controlling persons (the “Adviser Indemnified Persons”) for any liability and expenses, including reasonable attorneys’ fees, which the Adviser Indemnified Persons may sustain as a result of the Graham’s breach of the Graham Agreement or its representations and warranties therein or as a result of Graham’s willful misfeasance, bad faith, gross negligence or reckless disregard of its duties thereunder or violation of applicable law; provided, however, that the Adviser Indemnified Persons shall not be indemnified for any liability or expenses that may be sustained as a result of the Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties thereunder.

The Graham Agreement provides that the Adviser shall indemnify Graham, its affiliates and its controlling persons (the “Graham Indemnified Persons”) for any liability and expenses, including reasonable attorneys’ fees, arising from, or in connection with, the Adviser’s breach of the Graham Agreement or its representations and warranties therein or as a result of the Adviser’s willful misfeasance, bad faith, gross negligence, reckless disregard of its duties thereunder or violation of applicable law; provided, however, that the Graham Indemnified Persons shall not be indemnified for any liability or expenses that may be sustained as a result of Graham’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties thereunder.

Information About Graham. Graham manages a portion of the Fund’s assets using the Graham Tactical Trend Program. Graham is a Connecticut based company formed in 1994. Graham's main offices are located at 40 Highland Avenue, Rowayton, CT 06853. Graham is registered with the CFTC as a CTA and CPO and is a member of the NFA. GCM is also registered with the SEC as an investment adviser. For nearly three decades, Graham has specialized in providing compelling quantitative and discretionary alpha opportunities across a variety of market environments that seek low correlation to traditional investments. Graham's quantitative trading programs or models produce trading signals on a largely automated basis when applied to market data.

Graham is a limited partnership organized under the laws of Delaware in May 1994. The principal owners of Graham are KGT, Inc., a Delaware corporation which serves as the general partner of Graham and of which Kenneth G. Tropin is the president and ultimate sole shareholder, and KGT Investment Partners, L.P., a Delaware limited partnership in which Kenneth G. Tropin and members of his immediate family are significant beneficial owners.

Pablo Calderini is the President and the Chief Investment Officer of Graham. Mr. Calderini is responsible for the management and oversight of the discretionary and systematic trading businesses at Graham. He joined Graham in August 2010 and became an Associated Person and Principal of Graham effective August13, 2010. Mr. Calderini received a BA in Economics from Universidad Nacional de Rosario in 1987 and a Masters in Economics from Universidad del CEMA in 1989, each in Argentina.

Principal Executive Officers and Directors. Set forth below is a list of each executive officer and director of Graham indicating position(s) held with Graham. The address of each individual is c/o Graham at the address noted above.

Name	Position(s) Held with Graham
Kenneth G. Tropin	Chairman
Pablo Calderini	President and Chief Investment Officer
Brian Douglas	Chief Executive Officer
George Schrade	Chief Financial Officer
Jason Slutsky	Chief Legal Officer
Timothy Sperry	Chief Compliance Officer

Other Advisory Clients. Graham also acts as investment sub-adviser to another mutual fund listed below, which has a similar investment objective to that of the Fund. The table below sets forth certain information with respect to that mutual fund.

Name of Fund*	Net Assets of Fund	Annual Rate of Sub-Advisory Fees	Net Expense Limits
Abbey Capital Futures Strategy Fund	$971.64 MM as of June 14, 2024	Confidential

1.79% with respect to Class I shares, 2.04% with respect to Class A shares, 2.79% with respect to Class C shares, and 2.04% with respect to Class T shares of the fund’s average daily net assets (excluding acquired fund fees and expenses, brokerage commissions, extraordinary items, interest or taxes)

Board’s Considerations in Approving the Graham Agreement

In considering the approval of the proposed Graham Agreement between Abbey Capital and Graham, the Board took into account all materials provided prior to and during the regular meeting of the Board held on November 15-16, 2023 (for this section only, the “Meeting”) and at other meetings throughout the past year, the presentations made during the Meeting, and the discussions held during the Meeting. The Directors reviewed these materials with management of Abbey Capital and discussed the Graham Agreement with counsel in executive sessions, at which no representatives of Abbey Capital or Graham were present. The Directors considered whether approval of the Graham Agreement would be in the best interests of the Fund and its shareholders and the overall fairness of the Graham Agreement. The Directors noted their familiarity with Graham given Graham’s current service as a Trading Adviser of the Abbey Capital Futures Strategy Fund, another series of the Company. Among other things, the Board considered (i) the nature, extent, and quality of services to be provided to the Fund by Graham; (ii) descriptions of the experience and qualifications of the personnel providing those services; (iii) Graham’s investment philosophies and processes; (iv) Graham’s assets under management and client descriptions; (v) Graham’s trade execution and trade allocation policies; (vi) Graham’s advisory fee arrangements with the Company and other similarly managed clients, as applicable; (vii) Graham’s compliance procedures; and (viii) Graham’s financial information and insurance coverage.

The Directors concluded that Graham had substantial resources to provide services to the Fund. The Board also considered the fees payable to Graham under the proposed Graham Agreement and the services to be provided by Graham. In this regard, the Board noted that the fees for Graham were payable by Abbey Capital.

After reviewing the information regarding Abbey Capital’s and Graham’s costs, profitability and economies of scale, and after considering the services to be provided by Graham, the Board concluded that the trading advisory fees to be paid by Abbey Capital to Graham were fair and reasonable, that the Graham Agreement is in the best interests of the Fund and its shareholders and does not involve a conflict of interest from which Abbey Capital derives an inappropriate advantage, and that the Graham Agreement should be approved for an initial period ending August 16, 2025.

Additional Information

Advisory and Trading Advisory Fees. For the fiscal year ended August 31, 2023, after waivers, the Fund paid advisory fees to the Adviser of $7,761,423, and the Adviser paid trading advisory fees to the Trading Advisers in the aggregate amount of $2,196,895.

As of May 31, 2024 (the “Record Date”), the Company’s directors and officers as a group owned beneficially less than 1% of the outstanding shares of the Fund. For the fiscal year ended August 31, 2023, the Fund made no brokerage commission payments to affiliated persons.

Information about the Adviser and the Advisory Agreement. Abbey Capital Limited, an Irish limited company founded in 2000, serves as the investment adviser to the Fund. The Adviser’s principal place of business is located at 8 St. Stephen’s Green, Dublin 2, Ireland. As of March 31st, 2024, the Adviser had over $7.5 billion in assets under management. The Adviser is registered as an Investment Adviser with the SEC and as a CTA and a CPO with the CFTC, and is a member of the NFA.

The list below shows each executive officer and manager of the Adviser indicating position(s) held with the Adviser and other business, profession, vocation or employment of a substantial nature. The address of each individual is c/o the Adviser at the address noted above.

Name	Position(s) Held with Abbey Capital Limited
Claire Gately	Non-Executive Director and Chair
Mick Swift	Director and Chief Executive Officer
Anthony Gannon	Director and Chief Investment Officer
Conor Brosnan	Non-Executive Director
David McCarthy	Non-Executive Director
Peter G. Carney	Chief Operating Officer
Louise Harris	Chief Compliance Officer
David McInerney	Chief Financial Officer
Patrick Ryan	Chief Risk Officer

The Fund compensates the Adviser for its services at an annual rate of 1.77% of the average daily net assets of the Fund. The Adviser will continue to manage, supervise and conduct the affairs and business of the Fund and the Subsidiaries and matters incidental thereto. The Advisory Agreement shall automatically terminate, without the payment of any penalty, in the event of its assignment. The Advisory Agreement may be terminated at any time, on 60 days' written notice by the Adviser or by the Company (by vote of a majority of the outstanding voting securities of the Fund or by vote of the Board). The Advisory Agreement will continue in effect only if approved annually by a majority of the Board, including a majority of non-interested Directors, or by the vote of the shareholders of a majority of the outstanding voting securities of the Fund.

Information About Administrator and Distributor. U.S. Bancorp Fund Services, LLC, doing business as U.S. Bank Global Fund Services, 615 East Michigan Street, Milwaukee, Wisconsin, 53202, serves as the Fund’s administrator and Quasar Distributors, LLC, 111 East Kilbourn Avenue, Suite 2200, Milwaukee, Wisconsin 53202, serves as the Fund’s principal underwriter.

Shareholder Reports. Copies of the Fund’s most recent annual and semi-annual reports, including financial statements, have previously been mailed to shareholders. The Company will furnish, without charge, an additional copy of the Fund’s most recent annual report and subsequent semi-annual report to any shareholder upon request addressed to: Abbey Capital Multi Asset Fund, c/o U.S. Bancorp Fund Services, LLC, doing business as U.S. Bank Global Fund Services, 615 East Michigan Street, Milwaukee, WI 53202. The Fund's annual and semi-annual reports may also be obtained, without charge, by calling 1-844-261-6484.

Share Ownership Information. This Information Statement is being provided to shareholders of record of the Fund as of the Record Date specified above. On such date, following shares of each class of the Fund were outstanding.

Abbey Capital Multi Asset Fund	Shares Outstanding
Class I	76,861,444
Class A	439,445
Class C	841,324

As of the Record Date, to the Company’s knowledge, the following named persons at the addresses shown below were owners of record of approximately 5% or more of the total outstanding shares of the Fund as indicated below:

Name of Fund	Shareholder Name and Address	Percentage of Shares Owned as of May 31, 2024	Number of Shares Owned as of May 31, 2024
Abbey Capital Multi Asset Fund — Class I	Merrill Lynch Pierce Fenner & Smith For the Sole Benefit of its Customers 4800 Deer Lake Dr., East Jacksonville, FL 32246-6484	23.83%	18,315,946
	Wells Fargo Clearing Services LLC Special Account for Benefit of its Customers 2801 Market Street St. Louis, MO 63103-2523	16.97%	13,045,666
	LPL Financial Omnibus Customer Account 4707 Executive Dr San Diego, CA 92121-3091	14.23%	10,934,877

Name of Fund	Shareholder Name and Address	Percentage of Shares Owned as of May 31, 2024	Number of Shares Owned as of May 31, 2024
	National Financial Services, LLC For the Exclusive Benefit of its Customers Attn: Mutual Funds 4th FL 499 Washington Boulevard Jersey City, NJ 07310-1995	8.04%	6,176,490
	Charles Schwab & Co, Inc. Special Custody A/C FBO Customers Attn: Mutual Funds 211 Main St. San Francisco, CA 94105-1905	7.46%	5,737,686
	Abbey Capital Limited 8 St. Stephen's Green Dublin 2 Ireland*	5.75%	4,421,180
Abbey Capital Multi Asset Fund — Class A	Wells Fargo Clearing Services LLC Special Account for Benefit of its Customers 2801 Market Street St. Louis, MO 63103-2523	49.10%	215,778
	Charles Schwab & Co, Inc. Special Custody A/C FBO Customers Attn: Mutual Funds 211 Main St. San Francisco, CA 94105-1905	32.77%	144,021
	Merrill Lynch Pierce Fenner & Smith For the Sole Benefit of its Customers 4800 Deer Lake Dr., East Jacksonville, FL 32246-6484	16.58%	72,882
Abbey Capital Multi Asset Fund — Class C	Wells Fargo Clearing Services LLC Special Account for Benefit of its Customers 2801 Market Street St. Louis, MO 63103-2523	20.53%	172,713
	Merrill Lynch Pierce Fenner & Smith For the Sole Benefit of its Customers 4800 Deer Lake Dr., East Jacksonville, FL 32246-6484	19.48%	163,923

*	Beneficial Owner

Procedures for Shareholder Communications with the Board. The Board will receive and review written correspondence from shareholders. Shareholders may address correspondence to individual directors or to the full Board at the Company’s principal business address. The Board or an individual director will respond to shareholder correspondence in a manner that the Board or director deems appropriate given the subject matter of the particular correspondence.

The Company maintains copies of all correspondence addressed to individual directors or the Board. Copies of all such correspondence are forwarded promptly to an individual director or the Board, as applicable. The Company responds to any correspondence in the nature of routine operational matters, such as routine account inquiries, on a timely basis, notwithstanding that the correspondence is addressed to an individual director or the Board, and communicates such response to the Board or director to whom the correspondence was addressed.

Shareholder Proposals. The Company does not intend to hold meetings of shareholders except to the extent that such meetings may be required under the 1940 Act or state law. Under the Company’s By-Laws, shareholders owning in the aggregate 10% of the outstanding shares of all classes of the Company have the right to call a meeting of shareholders to consider the removal of one or more directors. Shareholders who wish to submit proposals for inclusion in a proxy statement for a subsequent shareholder meeting should submit their written proposals to the Company at its principal office within a reasonable time before such meeting. The timely submission of a proposal does not guarantee its consideration at the meeting.

Householding Information. If possible, depending on shareholder registration and address information, and unless you have otherwise opted out, only one copy of this Information Statement will be sent to shareholders at the same address. If you would like to receive a separate copy of this Information Statement, please call toll-free at 1-844-261-6484 or write to the Fund c/o U.S. Bancorp Fund Services, LLC, P.O. Box 701, Milwaukee, Wisconsin 53201-0701. If you currently receive multiple copies of Information Statements or shareholder reports and would like to request to receive a single copy of documents in the future, please call the toll-free number or write to the address above.

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